EXHIBIT 99


[AMERICAN MEDICAL SECURITY GROUP, INC. LOGO.]


                                                                  P.O. Box 19032
                                                        Green Bay, WI 54307-9032

                                                   FOR MORE INFORMATION CONTACT:
                                                                    Cliff Bowers
                                                                  Vice President
                                                        Corporate Communications
                                                                  (920) 661-2766
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   NEWS RELEASE
   for Immediate Release
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                 AMERICAN MEDICAL SECURITY GROUP SETTLES DISPUTE
                   INVOLVING FORMER PHARMACY BENEFITS MANAGER

         GREEN BAY, Wis. - March 23, 2004 - American Medical Security Group, Inc., (NYSE:AMZ) (AMS) has settled a dispute involving its former pharmacy benefits manager, ProVantage, Inc. The dispute related to pricing and prescription drug fees charged from 1995 through 2002.

         Under terms of the agreement, AMS will receive a one-time payment of $5.85 million. As a result of the settlement, AMS' first quarter 2004 financial results will include a one-time gain of approximately $0.23 per share, net of related expenses.

         American Medical Security Group, through its operating subsidiaries, markets health-care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers.

                                    # # # # #

CAUTIONARY STATEMENT: This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to a one-time gain related to a dispute settlement. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, changes in estimated expenses and disbursements related to the settlement, other matters impacting earnings per share, and other factors that may be referred to in American Medical Security Group, Inc.'s reports filed with the Securities and Exchange Commission from time to time. Forward-looking statements made in this release express expectations only as of the date they are made. The company does not undertake any obligation to update or revise such statements as a result of new information or future events.